Exhibit 24(b)(8.29):  Tenth Amendment dated February 1, 2019, to the Fund Participation Agreement by and among American Funds Distributors, Inc., Voya Retirement Insurance and Annuity Company, ReliaStar Life Insurance and Annuity Company and ReliaStar Life Insurance Company of New York.

TENTH AMENDMENT OF PARTICIPATION AGREEMENT

This Tenth Amendment by and among American Funds Distributors, Inc. (the "Distributor"), American Funds Service Company (the "Transfer Agent"), Voya Retirement Insurance and Annuity Company ("Voya Retirement"), ReliaStar Life Insurance Company ("ReliaStar") and ReliaStar Life Insurance Company of New York ("ReliaStar New York") (collectively, "Voya"), is effective February 01, 2019.

WHEREAS, the parties have entered into a Participation Agreement, dated January 1, 2003, as amended on January 3, 2006; November 1, 2006; February 1, 2007; October 1, 2008;

January 30, 2009; May 1, 2009; December 1, 2010; February 1, 2011; and August 29, 2014 (the "Agreement");

WHEREAS, on November 20, 2015, the Funds offered a new share class (Class R-5E) that is available to certain employer-sponsored retirement plans, including the Plans; and

WHEREAS, the parties desire to amend the Agreement to include Class R-5E and make certain other changes;

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereby agree as follows:

I .         Except as otherwise provided in this Amendment, the obligations of both Voya and Transfer Agent under the Agreement, as hereby amended, now include Class R-5E.

2.                  The following chart in paragraph 1 of Schedule C is deleted and replaced in its entirety:

Class of Shares	Annual Fee

R-1	X.XX%
R-2	X.XX%
R-2E	X.XX%
R-3	X.XX%
R-4	X.XX%
R-5E	X.XX%
R-5	X.XX%
R-6	X.XX%

3.                  The following provision is added to Schedule C of the Agreement.

With respect to Plans investing in Class R-5E shares and upon request, Voya shall provide AFS Plan related data, which does not include Plan name or Plan tax identification number, instead, Voya will use a case number for each Plan. Additionally. AFS may reduce or discontinue payments in respect of Class R-5E shares if AFS determines that the fees or any portion of the fees paid on Plan assets are used for services other than those described in this Agreement.

4.                  All references to "Enhanced Services" are deleted and replaced with "services" in the Agreement.

5.                  Schedule A and all references thereto are deleted from the Agreement.

6.                  All other provisions of the Agreement remain in effect without change.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date above.

AMERICAN FUNDS DISTRIBUTORS, INC
By: /s/ William C. Anderson	Approved for Signature
Name: William C. Anderson	by CRMC Legal Department /s/ TYM
Title: Senior Vice President
Date: 3/14/2019

AMERICAN FUNDS SERVICE COMPANY
By: /s/ Verne’t D. Hatcher
Name: Verne’t D. Hatcher
Title: Vice President
Date: March 12, 2019

VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY
By: /s/ Scott Stevens
Name: Scott Stevens
Title: Vice President
Date: March 1, 2019

RELIASTER LIFE INSURANCE COMPANY
By: /s/ Scott Stevens
Name: Scott Stevens
Title: Vice President
Date: March 1, 2019

RELIASTER LIFE INSURANCE COMPANY OF NEW YORK
By: /s/ Scott Stevens
Name: Scott Stevens
Title: Vice President
Date: March 1, 2019